EXECUTION VERSION

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and between

GROW CAPITAL, INC.

as Seller

WAYNE A. ZALLEN TRUST U/A/D/ 10/24/2014

as Purchaser,

and

WCS ENTERPRISES, LLC

dated as of

September 30, 2019

TABLE OF CONTENTS

ARTICLE I DEFINITIONS1

ARTICLE II PURCHASE AND SALE7

Section 2.01Membership Interests7

Section 2.02Purchase Price7

ARTICLE III CLOSING7

Section 3.01Closing; Closing Date7

ARTICLE IV SELLER’S REPRESENTATIONS AND WARRANTIES7

Section 4.01Organization and Authority of Seller7

Section 4.02No Conflicts; Consents8

Section 4.03Ownership and Transfer of Membership Interests8

Section 4.04Litigation8

Section 4.05Seller Brokerage Commissions9

ARTICLE V COMPANY’S REPRESENTATIONS AND WARRANTIES9

Section 5.01Organization and Authority of the Company9

Section 5.02No Conflicts; Consents9

Section 5.04No Subsidiaries; No Other Property10

Section 5.05Capitalization10

Section 5.06Tax Matters11

Section 5.07Financial Statements; Corporate Records.11

Section 5.11Company Brokerage Commissions13

Section 5.13Compliance with Laws; Permits13

Section 5.14Environmental Matters13

Section 5.15No Representations13

ARTICLE VI PURCHASER’S REPRESENTATIONS AND WARRANTIES.14

Section 6.01Organization and Authority of Purchaser14

Section 6.02No Conflicts; Consents14

Section 6.03Purchaser Brokerage Commissions14

Section 6.04Ownership and Transfer of the Shares15

ARTICLE VII CLOSING DELIVERIES15

Section 7.01Seller’s Closing Deliveries15

Section 7.02Purchaser’s Closing Deliveries16

Section 7.03Possession of the Properties17

ARTICLE VIII CLOSING COSTS17

Section 8.01Seller’s Closing Costs17

Section 8.02Purchaser’s Closing Costs17

ARTICLE IX APPORTIONMENTS17

Section 9.01Apportionments at Closing17

Section 9.02Properties Taxes and Assessments18

Section 9.03Security Deposits19

Section 9.04Utility Charges19

Section 9.05Operating Costs and Expenses19

Section 9.06Post-Closing Adjustments19

Section 9.07Closing Statement.20

Section 9.08Survival21

ARTICLE X TAX MATTERS21

Section 10.01Property Tax Proceedings21

Section 10.02Refunds and Credits21

Section 10.03Income Tax Treatment21

Section 10.04Filing of Tax Returns22

Section 10.05Survival22

ARTICLE XI SELLER’S COVENANTS22

Section 11.01Insurance Matters22

ARTICLE XII PURCHASER COVENANTS22

Section 12.01Lock-Up22

ARTICLE XIII INDEMNIFICATION24

Section 13.01Survival of Seller Representations and Warranties24

Section 13.02Purchaser’s Remedies in Event of Breach of Seller’s Representations25

Section 13.03Exculpation27

ARTICLE XIV NON-COMPETITION; NON-SOLICITATION; CONFIDENTIALITY AND PRESS RELEASE28

Section 14.01Non-Competition; Non-Solicitation; Confidentiality28

Section 14.02Publicity30

ARTICLE XV GENERAL PROVISIONS30

Section 15.01Notices30

Section 15.02Complete Agreement31

Section 15.03Assignment of Agreement; Parties; Successors and Assigns32

Section 15.04Further Assurances32

Section 15.05Interpretation and Construction32

Section 15.06Days; Performance on a Saturday, Sunday, or Holiday33

Section 15.07Time Is of the Essence33

Section 15.08Governing Law; Submission to Jurisdiction; Service of Process33

Section 15.09No Offer33

Section 15.10Attorneys’ Fees34

INDEX OF DEFINED TERMS

Additional Rents	Section 10.06(b)	Leases	Section 1.01
Agreement	Preamble	Membership Interests	Recitals
Apportionment Date	Section 10.01	Organizational Documents	Section 1.01
Assignment	Section 8.01(a)	Parties	Section 18.03(c)
Basket Amount	Section 16.04(a)	Party	Section 18.03(c)
Breach	Section 16.04(a)	Person	Section 18.06(c)
Breaches	Section 16.04(a)	Persons	Section 18.06(c)
Broker	Section 4.13	Prohibited Person	Section 1.01
Business Day	Section 1.01	Property	Section 1.01
Cap	Section 16.04(a)	Purchase Price	Section 2.02
Claim Notice	Section 16.04(b)	Purchaser	Preamble
Claimed Damage	Section 16.04(b)	Real Property	Section 4.04(a)
Closing	Section 3.01	Security Deposits	Section 1.01
Closing Date	Section 3.01	Seller	Preamble
Closing Statement	Section 10.07	Tax	Section 1.01
Code	Section 1.01	Tax Proceedings	Section 11.01
Company	Recitals	Tax Return	Section 1.01
Current Month	Section 10.01(a)	Taxes	Section 1.01
Financial Statements	Section 4.08	Zallen Release	Section 8.01(n)

iii

4813-1614-8636 v.6

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of September 30, 2019 (the “Effective Date”), is entered into between Grow Capital, Inc.  f/k/a Grow Condos, Inc., a Nevada corporation (“Seller”), Wayne A. Zallen Trust u/a/d/ 10/24/2014, a trust formed under the laws of the State of Oregon (“Purchaser”), and WCS Enterprises, LLC, an Oregon limited liability company (the “Company”).

RECITALS

WHEREAS, Seller owns all the issued and outstanding membership interests (the “Membership Interests”) in the Company;

WHEREAS, the Company owns 100% fee simple interest in each of the Properties; and

WHEREAS, Seller wishes to sell to Purchaser, and Purchaser wishes to purchase from Seller, the Membership Interests, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I   DEFINITIONS

Section 1.01 Definitions.

“Additional Rents” has the meaning set forth in Section 9.06(b).

“Adjustment Statement” has the meaning set forth in Section 9.07.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The definition of Affiliate shall include officers, directors and members of any Person considered an Affiliate. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Apportionment Date” has the meaning set forth in Section 9.01.

“Assignment” has the meaning set forth in Section 7.01(a).

“Basket Amount” has the meaning set forth in Section 13.02(a).

“Breach” and “Breaches” have the meanings set forth in Section 13.02(a).

“Broker” has the meaning set forth in Section 4.05.

4813-1614-8636 v.6

“Business Day” means any weekday except for those weekdays that a banking institution within the State of Oregon is required to be closed (a “Holiday”).

Cannabis Laws” means any U.S. federal laws as they relate to the cultivation, harvesting, production, distribution, sale and possession of cannabis products in the ordinary course of business.

“Cap” has the meaning set forth in Section 13.02(a).

“Claim Notice” has the meaning set forth in Section 13.02(c).

“Claimed Damage” has the meaning set forth in Section 13.02(c).

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“Closing Statement” has the meaning set forth in Section 9.07.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

“Common Stock” means the common stock, par value $0.001, of the Seller.

“Company” has the meaning set forth in the Preamble.

“Company Documents” has the meaning set forth in Section 5.01.

“Confidential Information” means any information with respect to the Company, including, methods of operation, trade secrets, commercial secrets, know-how, software, marketing methods and sales plans and strategies, suppliers, competitors, markets, market surveys, finances, technical data, policies, strategies, improvements, infrastructure, marketing, distribution and installation plans, processes and strategies, methodologies, business plans, budgets, financial information and data, customer and client information, prices and pricing strategies, costs, fees, customer and client lists and profiles, employee, customer and client non-public personal information, supplier lists, business records, audit processes, management methods and information, reports, recommendations and conclusions or other specialized information or proprietary matters; provided, that “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (a) is generally available to the public on the date of this Agreement or (b) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder or prohibited by any other confidentiality agreement.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.

“Current Month” has the meaning set forth in Section 9.01(a).

“Effective Date” has the meaning set forth in the Preamble.

“Employees” has the meaning set forth in Section 5.10(a).

“Encumbrance” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any equity holder or similar agreement, encumbrance or any other restriction or limitation whatsoever, including any Contract granting any of the foregoing.

“Environmental Law” means any Law relating to or that requires protection of the environment.

“Environmental Permit” means any Permit required by Environmental Laws for the operation of the Company.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that would be considered as a single employer with the Company under Section 4001(b)(1) of ERISA or Sections 414(b), (c), (m) or (o) of the Code, either currently or within the six (6) year period preceding the date of this Agreement.

“Financial Statements” has the meaning set forth in Section 5.07(a).

“Fraud” means an intentional misrepresentation or omission, or a misrepresentation or omission made with reckless disregard or indifference, that would constitute fraud under Oregon law, committed in the making of the representations and warranties set forth in this Agreement.

“GAAP” means generally accepted accounting principles in the United States as of the Effective Date.

“Governmental Body” means any government or political subdivision, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision, or any federal, state, local or foreign court or arbitrator.

“Hazardous Material” means any material of substance (a) which is listed, defined or regulated as a “hazardous waste” or “hazardous substance” under Environmental Law; or (b) which is or which contains asbestos in a form presently requiring abatement, or petroleum or any fraction thereof.

“Indebtedness” means, without duplication, all obligations of the Company as of the Closing Date for outstanding borrowed money (including the current portion thereof and any accrued interest and determined without taking into account the transactions contemplated by this Agreement).

“Independent Accountant” has the meaning set forth in Section 9.07.

“Law” means any applicable law, statute, code, decree, ordinance, regulation or rule of any Governmental Body.

“Leases” means all tenant leases, lease amendments, guarantees, exhibits, addenda, and riders thereto, and any other documents creating a possessory interest in the Real Property.

“Liability” means any debt, loss, damage, adverse claim, fine, penalty, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, disputed or undisputed, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), including all costs and expenses relating thereto including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation.

“Loss” or “Losses” has the meaning set forth in Section 13.02(a).

“Material Adverse Effect” means any result, occurrence, fact, change, event or effect (whether or not constituting a breach of a representation, warranty or covenant set forth in this Agreement) that, individually or in the aggregate with any such other results, occurrences, facts, changes, events or effects, (i) would have or could reasonably be expected to have a material and adverse effect on the historical or near-term or long-term projected business, operations, prospects, assets, liabilities, condition (financial or otherwise) or results of operations (including EBITDA or cash flow), in each case, of the Company taken as a whole, (ii) would or could reasonably be expected to prevent or materially impair or delay the ability of any of the Company or the Seller to consummate the transactions contemplated by this Agreement or perform their duties under this Agreement or the Seller Documents or Company Documents, or (iii) would or could reasonably be expected to be materially adverse to the ability of the Company to operate its business immediately after the Closing.  For the avoidance of doubt, the parties agree that the terms “material,” “materially” and “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to the term Material Adverse Effect.

“Material Contracts” has the meaning set forth in Section 5.09.

“Membership Interests” has the meaning set forth in the Recitals.

“Occurrence Policy” has the meaning set forth in Section 11.01.

“Organizational Documents” means with respect to the Company, the articles of organization or certificate of formation, as applicable, limited liability company or operating agreement or similar document, member resolutions, certificates evidencing the membership interests, if any, and all amendments or modifications to the foregoing and similar governing instruments required by the laws of the governing jurisdiction of formation or organization.

“Party” or “Parties” has the meaning set forth in Section 15.03(b).

“Permitted Encumbrances” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance that have been delivered to Purchaser; (ii) statutory Encumbrances for current Taxes, assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve has been established therefor in the Financial Statements in substantial accordance with GAAP; (iii) mechanics’, carriers’, workers’ and repairers’ Encumbrances arising or incurred in the ordinary course of business that are not material to the business, operations and financial condition of the Property so encumbered and that are not resulting from a breach, default or violation by the Company of any Contract or Law (with the possible exception of Cannabis Laws); and (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Body, provided that such regulations have not been violated.

“Permits” means any approvals, certifications, authorizations, consents, licenses, registrations, variances, permits, registrations or certificates granted by or obtained from a Governmental Body, and applications therefor and renewals thereof.

“Person” or “Persons” has the meaning set forth in Section 15.05(c).

“Prohibited Person” means a person or entity with whom United States persons or entities are restricted or prohibited from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action.

“Property” or “Properties” means (a) the Real Property, (b) all rights, interests, privileges, easements, and rights of way to said Real Property, (c) all improvements and fixtures located on the Real Property, including, without limitation: (i) all structures affixed to the Real Property; (ii) all apparatus, equipment, and appliances used in connection with the operation or occupancy of the Real Property; and (iii) all facilities used to provide any services to the Real Property and/or the structures affixed thereto, excluding those fixtures owned by Tenants or other occupants of the Properties or vendors of the Improvements, if any; (d) all tangible personal property located on and used in connection with the Real Property or the Improvements (excluding the personal property of Tenants or other occupants of the Properties), (e) all rights, warranties, guarantees, utility contracts, approvals (governmental or otherwise), permits, certificates of occupancy, surveys, plans and specifications, trademarks or tradenames, copyrights, and any agreements, covenants or indemnifications that the Company received from a third party, including any prior owner, and relating to the Real Property, any appurtenances, or improvements, (f) all Leases, and (g) Security Deposits.

“Proposed Amounts” has the meaning set forth in Section 9.07.

“Purchase Price” has the meaning set forth in Section 2.02.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Documents” has the meaning set forth in Section 6.01.

“Real Property” has the meaning set forth in Section 5.03(a).

“Release” means the depositing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, migrating, dispersing, dumping or disposing.

“Restricted Business” has the meaning set forth in Section 14.01.

“Schedule” has the meaning set forth in Section 12.01(b).

“Security Deposits” means all security deposits and advance rentals in the nature of security, if any, held by the Company as security under the Leases, as set forth on Schedule 9.03 attached hereto.

“Seller” has the meaning set forth in the Preamble.

“Seller’s Knowledge” means the actual knowledge, after due inquiry (and shall in no event encompass constructive, imputed or similar concepts of knowledge), of Jonathan Bonnette.

“Service Contracts” means all service, maintenance, management, commission, union, and other contracts in connection with the Properties as set forth on Schedule 5.09(a)(ii) and all renewals, replacements, amendments, extensions of same or additional service contracts that may hereafter be entered into in the ordinary course of business provided same are terminable by Seller prior to the Closing or by Purchaser following the Closing upon thirty (30) days’ notice without penalty or premium.

“Seller Documents” has the meaning set forth in Section 4.01.

“Shares” has the meaning set forth in Section 2.02.

“Survival Period” has the meaning set forth in Section 13.01.

“Tax” or “Taxes” means any federal, state, local, foreign, or other tax, fee, levy, duty, assessment, or other governmental charge, any amounts paid under an agreement with a governmental authority relating to a tax or in lieu of a tax, and any interest, additions to tax, and penalties in connection therewith.

“Tax Proceedings” has the meaning set forth in Section 10.01.

“Tax Return” shall mean any return, report, information return, declaration, claim for refund, or other document, together with all amendments, attachments, schedules, elections, and supplements thereto (including all related or supporting information), including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Company or any of its Affiliates.

“Taxing Authority” means the Internal Revenue Service and any other Governmental Body responsible for the administration or collection of any Tax.

“Tenants” means rights of tenants of the Real Property pursuant to leases and any and all amendments, assignments, and subleases, with the Company, or any predecessor fee owner of the Properties or other statutory tenants, and others claiming by, through, or under any such tenants.

“Transaction Parties” has the meaning set forth in Section 14.01.

“Zallen Release” has the meaning set forth in Section 7.01(m).

ARTICLE II   PURCHASE AND SALE

Section 2.01Membership Interests.  Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, in accordance with the terms and conditions of this Agreement, all of Seller’s right, title, and interest in and to the Membership Interests, free and clear of all Encumbrances.

Section 2.02Purchase Price.  Purchaser shall pay Seller the sum of seven hundred eighty-two thousand four hundred fifty dollars ($782,450.00) (the “Purchase Price”), which shall be paid at the Closing by the Purchaser with 8,693,888 shares of Common Stock (the “Shares”) to be surrendered by the Purchaser to the Seller at Closing.

ARTICLE III   CLOSING

Section 3.01Closing; Closing Date.  The closing of the purchase and sale of the Membership Interests contemplated hereby (the “Closing”) shall occur on the Effective Date after the last of the Closing deliverables and conditions set forth in ARTICLE VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the Houston offices of Seyfarth Shaw LLP or at such other time, date, or place as the Parties may mutually agree upon in accordance with the terms and conditions of this Agreement; provided, however, no Party shall be required to attend the Closing in person (the day on which the Closing takes place being the “Closing Date”).

ARTICLE IV   SELLER’S REPRESENTATIONS AND WARRANTIES

As a material inducement to Purchaser’s entering into this Agreement and completing the transactions contemplated by this Agreement and acknowledging that Purchaser is entering into this Agreement in reliance upon the representations and warranties of the Seller set forth in this ARTICLE IV, Seller hereby represents and warrants to Purchaser as of the Effective Date, as follows:

Section 4.01Organization and Authority of Seller. Seller is a corporation duly formed, validly existing and in good standing under the laws of the State of Nevada and has all requisite power and authority to own its properties and assets and to conduct its business as it is now conducted.  Seller has full power and authority to enter into and perform this Agreement and other documents signed by the Seller in connection with this Agreement (the “Seller

Documents”) in accordance with their terms and to consummate the transactions contemplated by this Agreement and the Seller Documents.  All corporate action has been taken by Seller in connection with this Agreement or shall have been taken on or prior to the Closing Date in connection with the Seller Documents.  Seller’s execution, delivery, and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized and all required consents or approvals have been obtained.  The individuals executing this Agreement and the Seller Documents on behalf of Seller have the power and authority to bind Seller to the terms and conditions of this Agreement.  This Agreement is, and the Seller Documents will be as of the Closing, valid and binding on Seller, subject to bankruptcy, reorganization, and other similar laws affecting the enforcement of creditors’ rights generally.

Section 4.02No Conflicts; Consents.

(a)Neither the execution, delivery, and performance of this Agreement nor the Seller Documents, nor the consummation of the transactions contemplated hereby or thereby is prohibited by, or requires Seller to obtain any consent, authorization, approval, or registration under, or make a filing under, or conflict with, or result in a violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of: (A) any law, statute, rule, regulation, judgment, order, writ, injunction, or decree which is binding on Seller or the Company, with the possible exception of Cannabis Laws; or (B) any agreement or permit to which the Seller is a party or by which any of the properties or assets of the Seller are bound.

(b)Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

(c)Seller is not, and will not become, a Prohibited Person and is not and will not engage in any dealings or transactions or be otherwise associated with any Prohibited Persons.

Section 4.03Ownership and Transfer of Membership Interests.  The Seller is the record and beneficial owner of all the Membership Interests, free and clear of any and all Encumbrances.  The Seller has the power, authority and legal capacity to sell or exchange, transfer, assign and deliver the Membership Interests as provided in this Agreement, and such delivery will convey to Purchaser valid title to such Membership Interests, free and clear of any and all Encumbrances.

Section 4.04Litigation.  There are no Legal Proceedings: (A) pending or, to the Seller’s Knowledge, threatened against or by the Seller or Seller’s Affiliates or affecting the Membership Interests or the Properties; (B) pending or, to the Seller’s Knowledge, threatened against or by the Seller or Seller’s Affiliates that challenges or seeks to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement; or (C) served upon the Seller or Seller’s Affiliates, nor has the Seller or Seller’s Affiliates initiated any court, administrative, or bankruptcy proceedings in any way involving or relating to the Company or the Membership Interests, nor have any of same been filed or threatened in writing with respect to the Company or the Membership Interests.

Section 4.05Seller Brokerage Commissions.  Seller has not dealt or negotiated with, or engaged on its own behalf or for its benefit, any broker, finder, consultant, advisor, or professional in the capacity of a broker or finder (each a “Broker”) in connection with this Agreement or the transactions contemplated hereby. No Person is or will be entitled to any fee or commission or like payment in respect thereof.

ARTICLE V   COMPANY’S REPRESENTATIONS AND WARRANTIES

As a material inducement to Purchaser’s entering into this Agreement and completing the transactions contemplated by this Agreement and acknowledging that Purchaser is entering into this Agreement in reliance upon the representations and warranties of the Company set forth in this ARTICLE V, the Company and the Seller, jointly and severally, hereby represent and warrant to Purchaser as of the Effective Date, as follows:

Section 5.01Organization and Authority of the Company. The Company is, and always has been, a limited liability company duly formed, validly existing and in good standing under the laws of the State of Oregon and has all requisite limited liability company power and authority to own, operate, lease and encumber its properties and assets and to conduct its business as it is now conducted.  The Company has full power and authority to enter into and perform this Agreement and other documents signed by the Company in connection with this Agreement (the “Company Documents”) in accordance with its terms and to consummate the transactions contemplated by this Agreement and the Company Documents.  All corporate action has been taken by the Company in connection with this Agreement or shall have been taken on or prior to the Closing Date in connection with the Company Documents.  The Company’s execution, delivery, and performance of this Agreement and the transaction contemplated hereby have been duly and validly authorized and all required consents or approvals have been obtained.  The individuals executing this Agreement and the Company Documents on behalf of the Company have the power and authority to bind the Company to the terms and conditions of this Agreement.  This Agreement is, and the Seller Documents will be as of the Closing, valid and binding on the Company, subject to bankruptcy, reorganization, and other similar laws affecting the enforcement of creditors’ rights generally.

Section 5.02No Conflicts; Consents.

(a)Neither the execution, delivery, and performance of this Agreement nor the Company Documents, nor the consummation of the transactions contemplated hereby or thereby is prohibited by, or requires the Company to obtain any consent, authorization, approval, or registration under, or make a filing under, or conflict with, or result in a violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of: (i) any Law, with the possible exception of Cannabis Laws, which is binding on Seller or the Company; or (ii) any Contract or Permit to which the Seller is a party or by which any of the properties or assets of the Seller are bound.

(b)The Company is not, and will not become, a Prohibited Person and is not and will not engage in any dealings or transactions or be otherwise associated with any Prohibited Persons.

Section 5.03Title to Assets; Real Property.

(a)The Company is the owner of the real property, including all right, title, and interest therein, as described on Exhibit A, (the "Real Property"). The Company has valid fee simple title to all Real Property, free and clear of all Encumbrances of any nature whatsoever, except Permitted Encumbrances. To Seller’s Knowledge, Seller has not received notice from a Governmental Entity or other third party alleging that the Real Property is not in compliance with all applicable legal requirements, covenants, conditions, and restrictions affecting the applicable portion of the Real Property. The Company does not lease any real property. The Real Property comprises all real property interests used in the conduct of the business and operations of the Company as now conducted.

(b)To Seller’s Knowledge, Seller has not received notice from a Governmental Entity or other third party alleging that utilities (including water, sewer, gas, electricity, and trash removal) are not available to and not connected with each of the Real Property in sufficient quantities to adequately serve the same.

(c)The Company has valid title to, or a valid leasehold interest in, the Properties and all assets used in its businesses. All such properties and assets (including leasehold interests) are free and clear of Encumbrances, except for Permitted Encumbrances.

Section 5.04No Subsidiaries; No Other Property.  The Company does not own and has never owned, directly or indirectly, any capital stock or any other equity interest in any corporation, partnership, trust, limited liability company, or other legal entity, whether incorporated or unincorporated, and the only property the Company owns are the Properties and related operating accounts and reserve accounts.

Section 5.05Capitalization.

(a)The issued and outstanding equity consists solely of the Membership Interests. The Membership Interests are duly authorized, validly issued, fully paid, and non-assessable.  The Membership Interests were issued in compliance with applicable Laws, with the possible exception of Cannabis Laws.  The Membership Interests were not issued in violation of the Organizational Documents of the Company or any other agreement, arrangement, or commitment to which Seller or the Company is a party and are not subject to or in violation of any preemptive right, right of first refusal, subscription right, call option, or similar rights of any Person.

(b)There are no outstanding or authorized options, warrants, calls, convertible securities, or other rights, agreements, arrangements, or commitments of any character relating to any membership interests in the Company or obligating Seller or the Company to issue or sell any membership interests (including the Membership Interests), or any other interest, in the Company.  Other than the Organizational Documents of the Company, there are no voting trusts, proxies, or other agreements or understandings in effect with respect to the voting or transfer of any of the Membership Interests.  There are no outstanding obligations of the Company to repurchase, redeem, or otherwise acquire any Membership Interests. There are no obligations, contingent or otherwise, of the Company to provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any Person. There are no bonds, debentures, notes or other Indebtedness of the Company having the right to vote or consent (or, convertible into, or exchangeable for, securities having the right to vote or consent) on any matters on which members (or other equity holders) of the Company may vote.  There are no voting trusts, irrevocable proxies or other Contracts or understandings to which the Company or any of the Seller is a party or is bound with respect to the voting or consent of any Membership Interests.

(c)Seller owns 100% of the Membership Interests in the Company, beneficially and of record.  Seller has valid title to the Membership Interests, free and clear of all liens, pledges, charges, security interests, rights of first refusal, purchase options, or encumbrances of any kind.

Section 5.06Tax Matters.  All material Tax Returns of the Company required by any federal, state, or local authority, including, but not limited to, the U.S. federal and Oregon state income Tax Returns for the years 2016, 2017 and 2018, have been filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and to the extent any Taxes were due and payable by or on behalf of the Company, or required to be withheld for any employees of the Company, the Company or the Seller caused all such Taxes to have been fully paid or withheld.  To the Seller’s Knowledge, there are no tax claims, audits, or proceedings pending or to the Seller’s Knowledge threatened in writing against the Company.

Section 5.07Financial Statements; Corporate Records.

(a)The unaudited financial statements of the Company for the fiscal year ended June 30, 2019 and the unaudited balance sheet of the Company for the two (2) month period ended August 31, 2019, delivered to Purchaser (the “Financial Statements”) were prepared from the Company’s books of account on a GAAP basis consistently applied, are accurate and complete in all material respects, and fairly present the financial condition, results of operations, and cash flows of the Company at the dates and for the periods indicated.  The books of account of the Company accurately reflect all items of income and expense and all assets and liabilities of the Company, in all material respects, except as otherwise provided herein.

(b)The minute books of the Company in Seller’s possession have been delivered to Purchaser. To the Seller’s Knowledge, at the Closing, all of the Company’s books and records will be in the possession of the Company.

(c)The Company has delivered to Purchaser true, correct and complete copies of the Organizational Documents of the Company, in each case as amended and in effect on the Closing Date, including all amendments thereto. The membership interest certificate books, if any, and transfer ledgers of the Company previously made available to Purchaser are true, correct and complete.  Except for those Organizational Documents, there are no other agreements between the Company and the Seller or any other persons or entities. All transfer Taxes levied, if any, or payable with respect to all transfers of equity of the Company prior to the Closing Date have been paid and appropriate transfer Tax stamps affixed.

Section 5.08Legal Proceedings.  There are no Legal Proceedings: (a) pending or, to the Seller’s Knowledge, threatened against or by the Company or affecting the Membership Interests or the Properties; (b) pending or, to the Seller’s Knowledge, threatened against or by the Company that challenges or seeks to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement; or (c) served upon the Company, nor has the Company initiated any court, administrative, or bankruptcy proceedings in any way involving or relating to the Company or the Membership Interests, nor have any of same been filed or threatened in writing with respect to the Company or the Membership Interests. To the Seller’s Knowledge, there is no reasonable basis for any Legal Proceeding against the Company or the Properties.

Section 5.09Material Contracts.

(a)Schedule 5.09(a) sets forth, by reference to the applicable subsection of this Section 5.09(a), all of the following Contracts to which the Company is a party or by which it or its assets or properties are bound (collectively, the “Material Contracts”):

(i)Each Lease which was not signed by Wayne Zallen on behalf of the Company;

(ii)Each Service Contract which was not signed by Wayne Zallen on behalf of the Company; and

(iii)Any Contracts which were not signed by Wayne Zallen on behalf of the Company.

(b)Each Material Contract is valid and legally binding on the Company and the other parties thereto in accordance with its terms and is in full force and effect, enforceable against each party in accordance with its terms. None of the Company or, to the Seller's Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) or has provided or received any notice of any intention to terminate, any Material Contract. To the Seller’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to Purchaser. Upon the consummation of the transactions contemplated by this Agreement, each Material Contract shall continue in full force and effect without penalty or other adverse consequence.

Section 5.10Employees.

(a)The Company does not have any employees. To Seller’s Knowledge, the Company has not engaged any independent contractors in 2019.

(b)To the Seller’s Knowledge, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional events) entitle any Person to change of control, retention, severance or other similar payments.

Section 5.11Company Brokerage Commissions.  The Company has not dealt or negotiated with, or engaged on its own behalf or for its benefit, any Broker in connection with this Agreement or the transactions contemplated hereby. No Person is or will be entitled to any fee or commission or like payment in respect thereof.

Section 5.12  Other Liabilities. To the Seller’s Knowledge, the Company does not have any Indebtedness or Liabilities (whether or not required under GAAP to be reflected on a balance sheet or the notes thereto) other than those (a) specifically reflected on and fully reserved against in the Financial Statements, (b) incurred in the ordinary course of business since the June 30, 2019, or (iii) that are immaterial to the Company.

Section 5.13Compliance with Laws; Permits.  To the Seller’s Knowledge, the Company has not received any notice of or been charged with the violation of any Laws, with the possible exception of any violation of Cannabis Laws.

Section 5.14Environmental Matters.  Except as set forth on Schedule 5.14 hereto, to the Seller’s Knowledge, the Company has not received any written notice alleging that its business or the Properties is in material violation of Environmental Law or alleging liability with respect to Release of Hazardous Materials on the Properties. Except for the representations and warranties in this Section 5.14, the Seller is making no representations or warranties of the Company relating to Environmental Law or Hazardous Materials.

Section 5.15No Representations.  WITHOUT LIMITING PURCHASER’S RIGHT TO PURSUE ANY ACTION FOR FRAUD, AND EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN ANY CERTIFICATE DELIVERED PURSUANT HERETO, THE COMPANY AND SELLER ARE NOT MAKING ANY OTHER REPRESENTATIONS AND WARRANTIES TO THE PURCHASER. WITHOUT IN ANY WAY LIMITING THE SPECIFIC REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE SELLER AND THE COMPANY IN THIS AGREEMENT, THE MEMBERSHIP INTERESTS ARE BEING SOLD “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS AS TO ALL MATTERS,”

ARTICLE VI   PURCHASER’S REPRESENTATIONS AND WARRANTIES.

As a material inducement to Seller’s entering into this Agreement and completing the transactions contemplated by this Agreement and acknowledging that Seller is entering into this Agreement in reliance upon the representations and warranties of Purchaser set forth in this ARTICLE VI, Purchaser hereby represents and warrants to Seller as of the Effective Date, as follows:

Section 6.01Organization and Authority of Purchaser.  Purchaser has full power and authority to enter into and perform this Agreement and other documents signed by the Purchaser in connection with this Agreement (the “Purchaser Documents”) in accordance with their terms and to consummate the transactions contemplated by this Agreement and the Purchaser Documents.  Purchaser is a trust duly formed and validly existing under the laws of the State of Oregon.  Purchaser’s execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized and all required consents or approvals have been obtained. The individuals executing this Agreement and the Purchaser Documents on behalf of the Purchaser have the power and authority to bind the Purchaser to the terms and conditions of this Agreement. This Agreement is, and the Purchaser Documents will be at Closing, a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally.

Section 6.02No Conflicts; Consents.

(a)Purchaser has not (or will not have) violated any contract, agreement, or other instrument to which Purchaser is a party nor any judicial order, judgment, or decree to which Purchaser is bound by: (A) entering into this Agreement; (B) executing any of the documents Purchaser is obligated to execute and deliver on the Closing Date; or (C) performing any of its duties or obligations under this Agreement or otherwise necessary to consummate the transactions contemplated by this Agreement.  There are no actions, lawsuits, litigation, or proceedings pending or threatened in any court or before any governmental or regulatory agency that affect Purchaser’s power or authority to enter into or perform this Agreement.

(b)Purchaser is not, and will not become, a Prohibited Person and is not and will not engage in any dealings or transactions or be otherwise associated with any Prohibited Persons.

(c)There are no judgments, orders, or decrees of any kind against Purchaser unpaid or unsatisfied of record, nor any actions, suits, or other legal or administrative proceedings pending or, to the best of Purchaser’s knowledge, threatened against Purchaser, which would have any Material Adverse Effect on the business or assets or the condition, financial or otherwise, of Purchaser or the ability of Purchaser to consummate the transactions contemplated by this Agreement.

Section 6.03Purchaser Brokerage Commissions.  Purchaser has not dealt or negotiated with, or engaged on its own behalf or for its benefit, any Broker in connection with this Agreement or the transactions contemplated hereby.  No Person is or will be entitled to any fee or commission or like payment in respect thereof.

Section 6.04Ownership and Transfer of the Shares.  Purchaser is the record and beneficial owner of the Shares, free and clear of any and all Encumbrances, except for Permitted Encumbrances.  Purchaser has the power, authority and legal capacity to sell or exchange, transfer, assign and deliver the Shares as provided in this Agreement, and such delivery will convey to Seller valid title to such Shares, free and clear of any and all Encumbrances, except for Permitted Encumbrances.

ARTICLE VII   CLOSING DELIVERIES

Section 7.01Seller’s Closing Deliveries.  Seller shall deliver or cause to be delivered to Purchaser the following at the Closing, except as otherwise specified below:

(a)A counterpart to the Assignment and Assumption of Membership Interests (the “Assignment”), duly executed by Seller;

(b)evidence satisfactory to Purchaser that (i) the Company shall have obtained or made any consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body required to be obtained or made in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby and (ii) the Company shall have obtained all consents, waivers and approvals referred to in Sections 4.02 and 5.02 hereof in a form satisfactory to Purchaser and copies thereof shall have been delivered to Purchaser;

(c)An affidavit executed by Seller stating its taxpayer identification number for federal income tax purposes and that Seller is not a foreign person within the meaning of Section 1445, et seq.  of the Code;

(d)Copies of all Leases not signed by Wayne Zallen and copies of all Services Contracts not signed by Wayne Zallen;

(e)All books, records, and other documents in Seller’s possession, custody, or control that are used in the maintenance and operation of the Properties and in the operation of the business of the Company, including, but not limited to, copies of Tax Returns, minutes, etc.;

(f)All keys, key cards, and codes for entrance to the Properties in Seller’s possession and identification of the locks to which they correspond;

(g)The Security Deposits;

(h)Copies of the Articles of Formation (or equivalent document) of the Company certified by the Oregon Secretary of State, as of a date not more than five (5) days prior to the Closing Date;

(i)A good standing certificate for the Company in the jurisdiction where the Company is organized dated no more than five (5) days before the Closing Date;

(j)Copies of resignations effective as of the Closing Date of the officers or directors and the manager of the Company set forth on Schedule 7.01(j);

(k)A certificate dated as of the Closing Date, duly executed by the secretary of the Company, given by him or her on behalf of the Company and not in his or her individual capacity, certifying as to: (i) an attached copy of the resolutions of the board of directors of the Seller authorizing and approving the execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement, and stating that such resolutions have not been amended, modified, revoked or rescinded; (ii) an attached copy of the resolutions of the manager, the board of managers or similar governing body of the Company authorizing and approving the execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement, and stating that such resolutions have not been amended, modified, revoked or rescinded; (iii) the incumbency, authority and specimen signature of each officer of the Company and the Seller executing this Agreement on behalf of the Company and the Seller, respectively; and (iv) true and complete attached copies of the Organizational Documents of the Company;

(l)One (1) electronic scan of Seller’s executed signature page to the Closing Statement;

(m)A counterpart to the release of claims (the “Zallen Release”), duly executed by the Seller;

(n)(i) Evidence reasonably satisfactory to Purchaser that the Company has terminated all Contracts with the Seller or any of its Affiliates and (ii) releases or other acknowledgement executed by the Seller or any such Affiliates with whom the Company has terminated such Contracts providing that there is no continuing Liability of the Company in respect of any such terminated Contracts; provided, that in no event shall the Company pay any fee or otherwise incur any expense or Liability with respect to any such termination or release; and

(o)An acknowledgement and agreement from the Seller’s transfer agent with respect to its obligations set forth in this Agreement.

Section 7.02Purchaser’s Closing Deliveries.  On the Closing Date, Purchaser shall deliver or cause to be delivered to Seller the following:

(a)Instructions to the Seller’s transfer agent to transfer the Shares to the Seller;

(b)Instructions to the Seller’s transfer agent to transfer 400,000 shares of Common Stock for payment of all back rent through September 30, 2019 owed by Purchaser and its Affiliates to Seller;

(c)Counterpart to the Assignment, executed by Purchaser;

(d)One (1) electronic scan of Purchaser’s executed signature page to the Closing Statement; and

(e)A counterpart to the Zallen Release, duly executed by the Purchaser.

Section 7.03Possession of the Properties.  Upon completion of the Closing, the Company shall have full and complete possession of the Properties and related documents, Permits and agreements, free and clear of all Encumbrances and claims other than the Permitted Encumbrances.

ARTICLE VIII   CLOSING COSTS

Section 8.01Seller’s Closing Costs.  Seller shall pay the following costs and expenses in connection with the transaction contemplated by this Agreement:

(a)All recording fees for releasing any liens on the Properties that Seller is obligated to remove hereunder.

(b)Any unpaid leasing commissions incurred on or before the Closing Date, to any broker or leasing agent in connection with any of the Leases.

(c)Any and all costs incurred by Seller in connection with the preparation, review, and negotiation of this Agreement and the transactions and the Closing contemplated by this Agreement, including any attorneys’ or consultancy fees.

Section 8.02Purchaser’s Closing Costs.  Purchaser shall pay the following costs and expenses in connection with the transaction contemplated by this Agreement:

(a)Any and all costs associated with any financing Purchaser may obtain to consummate the acquisition of the Properties.

(b)Any and all costs incurred by Purchaser in connection with the preparation, review, and negotiation of this Agreement and the transactions and the Closing contemplated by this Agreement, including any expenses associated with Purchaser’s investigation of the Properties, and any attorneys’ or consultancy fees.

ARTICLE IX   APPORTIONMENTS

Section 9.01Apportionments at Closing.  The Parties shall cooperate to prepare the Closing Statement prorate the following as of 12:01 a.m. pacific time  on the Closing Date (the “Apportionment Date”) on the basis of the actual number of days of the month in which the Closing occurs and which shall have elapsed as of the Closing Date and based upon the actual number of days in the month and a 365 day year:

(a)Fixed rents payable by Tenants which are collected prior to the Closing in respect of the month (or other applicable collection period) in which the Closing occurs

(the “Current Month”), on a per diem basis based upon the number of days in the Current Month prior to the Closing Date (which shall be allocated to Seller) and the number of days in the Current Month on and after the Closing Date (which shall be allocated to Purchaser).  If, at the Closing, fixed rent in respect of the Current Month is unpaid by any Tenant, or fixed rent other than fixed rent in respect of the Current Month is past due by any Tenant, Purchaser agrees that the first moneys received by the Company from such Tenant shall be received and held by the Company in trust, and shall be disbursed as follows:

(i)First, to Seller and Purchaser, in an amount equal to all fixed rent owing by such Tenant to the Company in respect of the Current Month on a per diem basis based upon the number of days in the Current Month prior to the Closing Date (which shall be allocated to Seller) and the number of days in the Current Month on and after the Closing Date (which shall be allocated to Purchaser);

(ii)Second, to Seller in an amount equal to all fixed rents owing by any such Tenant to the Company in respect of all periods preceding the Current Month; and

(iii)Finally, to Purchaser, in an amount equal to all other fixed rent owing by any such Tenant to the Company in respect of all other periods.

(b)All other income the Properties generates.

(c)All current year real property Taxes and assessments affecting the Properties.

(d)All water, electric, telephone, fuel, and other utility charges based on the last ascertainable bill unless meter readings are made as of the Closing Date, in which case such meter readings shall govern.  If the apportionment is not based on an actual current reading, but rather the last ascertainable bill, then upon the taking of a subsequent actual reading (which shall be conducted no later than ten (10) days following the Closing), the parties shall, within ten (10) days following notice of the determination of such actual reading, readjust such apportionment and Seller shall deliver to Purchaser or Purchaser shall deliver to Seller, as the case may be, the amount determined to be due upon such readjustment.

(e)Any amounts prepaid by the Company under the Service Contracts.

Section 9.02Properties Taxes and Assessments.  Property taxes shall be apportioned on the basis of the fiscal period for which assessed.  If the Closing Date shall occur before an assessment is made or a tax rate is fixed for the tax period in which the Closing Date occurs, the apportionment of such Property Taxes based thereon shall be made at the Closing Date by applying the tax rate for the preceding year to the latest assessed valuation, but, promptly after the assessment and/or tax rate for the current year are fixed, the apportionment thereof shall be recalculated and Seller or Purchaser, as the case may be, shall make an appropriate payment to the other within thirty (30) Business Days based on such recalculation.  If as of the Closing Date the Properties or any portion thereof shall be affected by any special or general assessments which are or may become payable in installments of which the first installment is then a lien and has become payable, Seller shall pay the unpaid installments of such assessments which are due prior to the Closing Date and Purchaser shall pay the installments which are due on or after the Closing Date.

Section 9.03Security Deposits.

(a)All bank accounts holding Security Deposits and advance rentals in the nature of Security Deposits, if any, as set forth on Schedule 9.03 attached hereto, which are in the name of the Company on the Closing Date, shall be turned over and assigned to Purchaser at the Closing.  Seller agrees that it will not after the Effective Date apply any Security Deposits for any Tenants against the payment of rents thereunder unless any such Tenant vacates.

(b)At Closing, Purchaser shall deliver to Seller a receipt for any Security Deposits actually turned over or credited by Seller to Purchaser.

Section 9.04Utility Charges.  All water, electric, telephone, fuel, and other utility charges that were prorated as of the Closing Date based on the last ascertainable bill will be adjusted and prorated as of the Closing Date upon receipt of the actual statements for said utilities. All such costs and expenses accruing before the Closing Date shall be paid by Seller and all such cost and expenses accruing on or after the Closing Date shall be paid by Purchaser.

Section 9.05Operating Costs and Expenses.  All operating costs and expenses accrued before the Closing Date shall be paid by Seller on or before the Closing Date or promptly upon receipt of applicable statements.  All operating costs and expenses accruing on or after the Closing Date shall be paid by Purchaser.

Section 9.06Post-Closing Adjustments.

(a)To the extent that the amounts of any required prorations cannot be identified with reasonable certainty prior to the Closing Date, the prorations shall be made after the Closing pursuant to Section 9.07.  Refunds to Seller or Purchaser shall be made after the Closing Date as soon as reasonably practicable after identification, but in no event more than thirty (30) days after such identification.

(b)If the Leases contain obligations for utility charges, rent escalations for real estate taxes, operating expenses, cost-of-living adjustments, or other forms of rent other than fixed rent (“Additional Rents”), and Seller or the Company shall have collected any portion of Additional Rents for a period on or after the Closing Date, then the same shall be apportioned and credit given to Purchaser for such period.  If Additional Rents have not been billed, or if billed, have not been collected by Seller or the Company as of the Closing Date, then Purchaser shall or shall cause the Company to: (i) in good faith bill and collect Additional Rents and when the amount of Additional Rents is determined and collected by Purchaser or the Company, the same shall be apportioned as provided herein; and (ii) to the extent required to pay the amounts due to

Seller for Additional Rents for the period up to the Closing Date, reasonably promptly remit Additional Rents to Seller.

(c)Each Party agrees to remit reasonably promptly to the other the amount of Additional Rents to which such Party is so entitled and to account to the other Party monthly in respect of same.  Seller shall have the right from time to time for a period of ninety (90) Business Days following the Closing, on reasonable prior notice to Purchaser, to review Purchaser’s and the Company’s rental records with respect to the Properties to ascertain the accuracy of such accountings.  Purchaser shall have the right from time to time for a period of ninety (90) days following the Closing, on reasonable prior notice to Seller, to review Seller’s and the Company’s rental records with respect to the Properties to ascertain the accuracy of such accountings.

(d)Subsequent to the Closing, Purchaser agrees that it shall or shall cause the Company to promptly render bills for and shall use commercially reasonable efforts to collect any rent owed prior to the Closing Date and due (Additional Rents or otherwise) to Seller pursuant to this Agreement.

Section 9.07Closing Statement.  No later than three (3) Business Days prior to the Closing Date, Seller and Purchaser shall agree to a schedule of items to be prorated as of the Closing Date as set forth in this ARTICLE IX and the amounts thereof. The Parties will prepare and shall execute and deliver, a closing statement (the “Closing Statement”) which will show the net amount due either to Seller or to Purchaser as the result of the adjustments and prorations provided for in this Agreement, and such net due amount will be paid to the Seller or the Purchaser in immediately available funds by wire transfer at the Closing. Within ninety (90) days after the Closing Date, Purchaser shall cause to be prepared and delivered to Seller, a written statement (the “Adjustment Statement”) setting forth in reasonable detail Purchaser’s calculation of net amount due either to Seller or to Purchaser as the result of the adjustments and prorations provided for in this Agreement, including, but not limited to, this ARTICLE IX (collectively, the “Proposed Amounts”). The Adjustment Statement delivered by Purchaser to Seller shall be deemed to be conclusive and binding upon the parties unless Seller, within thirty (30) days after delivery to Seller of the Adjustment Statement, notifies Purchaser in writing that Seller dispute in good faith the calculation of specific line items set forth therein, specifying the nature of each individual disputed line item calculation and the basis therefor in reasonable detail.  If the Parties do not reach agreement in resolving the dispute within fifteen (15) days after such notice is given by Seller to Purchaser pursuant to this Section 9.07, then either party may submit the dispute to a nationally recognized independent accounting firm which is mutually agreeable to the Parties (the “Independent Accountant”) for resolution; provided, that if the parties are unable to agree on the selection of the Independent Accountant, Seller, on the one hand, and Purchaser, on the other hand, shall each select a nationally recognized independent accounting firm, which together shall appoint a third nationally recognized independent accounting firm to serve as the Independent Accountant, and such appointment shall be conclusive and binding on the parties.  As promptly as practicable thereafter (and, in any event, within fifteen (15) days after the Independent Accountant’s engagement), Seller shall submit any unresolved disputes to the Independent Accountant in writing (with a copy to Purchaser), supported by any documents and arguments upon which it relies.  As promptly as practicable thereafter (and, in any event, within fifteen (15) days following the Seller’s submission of such unresolved disputes), Purchaser shall submit its response to the Independent Accountant (with a copy to the Seller) supported by any documents and arguments upon which it relies.  As soon as practicable thereafter, the Independent Accountant shall render a decision based solely on the respective written presentations of Purchaser and Seller. In resolving any disputed item, the Independent Accountant (x) shall be bound by the provisions of this Section 9.07 and (y) may not assign a value to any item greater than the greatest value for such items claimed by either Purchaser or Seller or less than the smallest value for such items claimed by either Purchaser or Seller.  The fees, costs and expenses of the Independent Accountant shall be allocated to and borne by Purchaser, on the one hand, and the Seller, on the other hand, based on the inverse of the percentage that the Independent Accountant’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Independent Accountant.  For example, should the items in dispute total in amount to $1,000 and the Independent Accountant awards $600 in favor of Seller’s position, 60% of the costs of its review would be borne by Purchaser and 40% of the costs would be borne by the Seller. The final, binding and conclusive calculation of adjustments, based either upon agreement or deemed agreement by Purchaser and Seller or the written report delivered by the Independent Accountant, in each case, in accordance with this Section 9.07, will be the final, for all purposes of this Agreement and such net due amount will be paid to the Seller or the Purchaser in immediately available funds by wire transfer at the Closing.

Section 9.08Survival.  The provisions of this Article IX shall survive the Closing, provided, however, that any re-prorations or re-apportionments shall be made as and when required under Section 9.06 and Section 9.07 hereof.  Any corrected adjustment or proration shall be paid by wire transfer of immediately available funds to the Party entitled thereto.

ARTICLE X   TAX MATTERS

Section 10.01Property Tax Proceedings.  If any proceedings for the reduction of the assessed valuation of the Properties (“Tax Proceedings”) relating to any tax years ended prior to the current tax year of 2019 are pending at the time of the Closing, Seller reserves and shall have the right to continue to prosecute and/or settle the same in Seller’s sole discretion at no cost or expense to Purchaser, and any refunds or credits due for the periods prior to Purchaser’s ownership of the Company shall remain the sole property of Seller. Notwithstanding anything herein to the foregoing, Seller shall not take any action that will result in a higher Taxes for the Company in any Tax year. Seller shall be liable for any increased amounts or other payments required to be made due to any Tax Proceedings of the Seller. Any refunds for 2019 Taxes paid prior to the Closing shall be for the benefit of the Purchaser and the Company.

Section 10.02Refunds and Credits.  Any refunds or credits received by Seller relating to periods prior to the Closing shall be subject to reconciliation against payments by Tenants under the Leases, and Seller shall pay to any such Tenants amounts owed as a result of such refunds or credits in accordance with their Leases.

Section 10.03Income Tax Treatment.  Seller and Purchaser agree that the transactions under this Agreement will be treated for US federal income tax purposes and applicable state income tax purposes as a taxable sale by Seller and a purchase by Purchaser of the Shares.

Section 10.04Filing of Tax Returns.  Seller shall file or cause to be filed all Tax Returns of the Company for all taxable periods ending on or before the Closing Date, and shall timely pay any and all Taxes due with respect to such returns.

Section 10.05Survival.  The provisions of this Article X shall survive the Closing.

ARTICLE XI   SELLER’S COVENANTS

Section 11.01Insurance Matters.  Following the Closing Date, the Seller shall reasonably cooperate with and assist the Company and Purchaser to cause any carrier that has underwritten any global, primary casualty and excess liability insurance policies which provides insurance coverage to the Company on an “occurrence” basis (the “Occurrence Policies”) to cover the Company following the Closing Date for claims arising out of occurrences prior to the Closing Date.  The Company and Seller acknowledge the right of Purchaser to access the benefit of insurance for such pre-Closing occurrences under the historic Occurrence Policies which have provided coverage to the Company, to issue notice of claims under any Occurrence Policies in the name of the Company, to present such claims for payment and to collect insurance proceeds related thereto.

ARTICLE XII   PURCHASER COVENANTS

Section 12.01Lock-Up.  In connection with the execution of this Agreement, Purchaser agrees not to sell any shares of Common Stock until such shares are released by Seller’s transfer agent to Purchaser’s broker on the respective dates set forth in the table below and pursuant to the other terms and conditions set forth in this Section 12.01.  The number of shares of Common Stock that Purchaser may sell in a single day shall not exceed 10% of the trailing sixty-day average trading volume of the Common Stock, and this limitation shall be enforced by the Purchaser’s broker. Purchaser shall cause Purchaser’s broker to provide Seller with monthly statements showing Purchaser’s brokerage activity related to Seller’s Common Stock for the prior month.  The broker or Purchaser shall deliver the statements to Seller within three (3) Business Days after Purchaser receives monthly statements from the broker.  As part of this lock-up arrangement, the following also shall occur:

(a)At the Closing, Haynes and Boone, LLP shall deliver to Seller a copy of its Rule 144 opinion covering all of the restricted shares of Seller’s Common Stock held by Purchaser (or by Wayne A. Zallen individually) after payment by Purchaser of the shares of Common Stock required for closing of this Agreement.

(b)Also, at the Closing, Purchaser and Wayne Zallen shall deliver to Seller’s transfer agent all of Purchaser’s restricted shares of Common Stock, and Seller’s transfer agent shall issue to the custody of such transfer agent, in denominations in accordance, to the extent possible, with the Lock-Up Schedule (the “Schedule”) below, unrestricted share certificates for such shares.  These newly-issued certificates shall be dated the Closing Date.

(c)On each of the dates described in the Schedule below, Seller shall cause the number of shares described in the Schedule for that date to be released by Seller’s transfer agent to Seller’s broker, and these shares shall become eligible for sale by Purchaser on that date.

(d)The Schedule referred to above is as follows:

Release Date	Number of Shares Released from Lock-up
Closing Date	500,000
3 Month Anniversary of the Closing Date	1,000,000
6 Month Anniversary of the Closing Date	1,500,000
9 Month Anniversary of the Closing Date	2,000,000
12 Month Anniversary of the Closing Date	2,500,000
15 Month Anniversary of the Closing Date	2,500,000
18 Month Anniversary of the Closing Date	2,500,000
21 Month Anniversary of the Closing Date	2,500,000

(e)The Parties acknowledge and agree that a breach of this Section 12.01 by the Purchaser would cause irreparable damage to Seller, and that Seller will not have an adequate remedy at Law.  Therefore, the obligations of the Purchaser under this Section 12.01, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith.  Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

Section 12.02The provisions of this ARTICLE XII shall survive the Closing.

ARTICLE XIII   INDEMNIFICATION

Section 13.01Survival of Seller Representations and Warranties.  The representations and warranties of Seller and the Company set forth in this Agreement and any certificate delivered pursuant hereto or any Seller Document or Company Document shall survive the execution of this Agreement and the Closing until and including the fifteen (15) month anniversary of the Closing Date; provided, that (a) the representations and warranties (i) set forth in Section 4.01 (organization and authority),  Section 4.03 (ownership and transfer of membership interests), Section 4.05 (Seller Brokerage Commissions), Section 5.01 (organization and authority), Section 5.04 (no subsidiary; no other property), Section 5.05 (capitalization), and Section 5.11 (company brokerage commissions), shall survive the execution and delivery of this Agreement and the Closing until and including the date that is thirty (30) days following the expiration of the applicable statute of limitations with respect to the particular matter that is the subject matter thereof, and (b) any claim with respect to Fraud or intentional or willful breach of any representation shall survive the execution and delivery of this Agreement and the Closing and can be made by a Purchaser Indemnified Party indefinitely (in each case, the “Survival Period”); provided, that any obligations under ARTICLE XIII shall not terminate with respect to any Losses as to which the Person to be indemnified shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the indemnifying party in accordance with ARTICLE XIII before the termination of the applicable Survival Period. The respective covenants and agreements of Seller, the Company and Purchaser made in or pursuant to this Agreement will survive the execution and delivery of this Agreement and the Closing for the respective term specified in such covenant or agreement or, if not specified, indefinitely.  It is the express intent of the Company, Purchaser, and Seller that, (x) if an applicable survival period as contemplated by this Section 13.01 is shorter than the statute of limitations that would otherwise have been applicable, then, by contract, the applicable statute of limitations shall be reduced to the shortened survival period contemplated hereby and (y) if an applicable survival period as contemplated by this Section 13.01 is longer than the statute of limitations that would otherwise have been applicable, then, by contract, the applicable statute of limitations shall be increased to the longer survival period contemplated hereby. The Company, Purchaser, and Seller further acknowledge that the time periods set forth in this Section 13.01 for the assertion of claims under this Agreement are the result of arms’-length negotiation among the Company, Purchaser, and Seller and that they intend for the time periods to be enforced as agreed by the Company, Purchaser, and Seller. Any claim for breach of any representation or warranty of Seller shall be brought, if at all, within the Survival Period or thereafter be barred.  Notwithstanding anything herein to the contrary, Seller’s liability under any representation, warranty, covenant, or indemnity made hereunder or in any closing document shall in no event exceed the Cap.

Section 13.02Purchaser’s Remedies in Event of Breach of Seller’s Representations.

(a)From and after the Closing, Seller shall indemnify and hold Purchaser, the Company, their respective Affiliates, and their respective current and former directors, managers, officers, employees, equity holders, members, partners, agents, attorneys, representatives, successors and assigns (but excluding, in each case, the Seller) (collectively, the “Purchaser Indemnified Parties”) harmless from and against, and pay to the applicable Purchaser Indemnified Parties the amount of, any and all losses, liabilities, claims, obligations, deficiencies, demands, judgments, damages, interest, fines, penalties, claims, suits, actions, causes of action, assessments, awards, costs and expenses (including costs of investigation and defense and attorneys’ and other professionals’ fees and including those arising under Environmental Law), or any diminution in value, whether or not involving a third-party claim (individually, a “Loss” and, collectively, “Losses”) based upon a Breach, unpaid Indebtedness incurred prior to the Closing, or unpaid transaction expenses incurred prior to the Closing.

(b)Notwithstanding anything to the contrary set forth in this Agreement, Seller’s liability for any breach of any representation, warranty or covenant of the Seller or the Company set forth in this Agreement or in any Seller Document or Company Document, or in any other instruments delivered at Closing or for indemnification obligations owing to any past or present officer, director, manager or employee of the

Company, or Taxes or any indemnification obligation arising out of any Lease or Service Contract or for the payment of Indebtedness or expenses incurred by the Company or the Seller in connection with this Agreement or the transactions contemplated hereby (individually, a “Breach” and collectively, “Breaches”) shall, subject to the limitations of survival set forth in this Agreement, be limited to claims in excess of seven thousand five hundred dollars ($7,500) (the “Basket Amount”) in the aggregate, with respect to all claims; and Seller’s aggregate liability for any and all Breaches shall not exceed the Purchase Price (the “Cap”); provided, however, claims for Fraud and/or failure to pay Indebtedness or transaction expenses incurred in connection with this Agreement or the transactions contemplated hereby shall not be subject to the Basket Amount or Cap.  In addition, in no event shall Seller be liable for any incidental, consequential, indirect, punitive, special, or exemplary damages, or for lost profits, unrealized expectations, or other similar claims, except where such damages or other payments are awarded to a third party by a Governmental Body as a direct result of a breach of a representation or warranty of the Seller or the Company, and in every case Purchaser’s recovery for any claims referenced above shall be net of any insurance proceeds and any indemnity, contribution, or other similar payment actually recovered by Purchaser from any insurance company, tenant, or other third party less any amounts reasonably and actually expended by Purchaser to recover any such proceeds or payment.

(c)Any claim or claims by Purchaser, whether made prior to or after the Closing, of a Breach shall be made by Purchaser by delivering to Seller written notice (a “Claim Notice”) prior to the expiration of the applicable Survival Period, if any, which Claim Notice shall set forth: (A) a description in reasonable detail of the claimed Breach or Breaches (including the Section of the Agreement or document under which such Breach or Breaches is or are asserted); and (B) Purchaser’s good-faith calculation of the loss, cost, or expense resulting from such Breach or Breaches (which shall in no event limit or define Purchaser’s damages determined subsequently) (the “Claimed Damage”).  Any such Claimed Damage owed by Seller shall be paid to Purchaser out of immediately available funds of the Seller by wire transfer to the Purchaser or his designees within fifteen (15) Business Days of any Claimed Damage being finally determined. The failure of the indemnified party to give reasonably prompt notice of any claim for Losses shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual and material loss and prejudice as a result of such failure. The indemnifying party shall have the right to participate in, or by giving written notice to the indemnified party (except for any claim with respect to the title of the Properties or the title of the Company, in which case such indemnifying party may only control the defense with the written consent of the indemnified party), to assume the defense of any third-party claim at the indemnifying party's sole expense and by the indemnifying party's own counsel, and the indemnified party shall cooperate in good faith in such defense. In the event that the indemnifying party assumes the defense of any third-party claim, subject to Section 13.02(d), it shall have the right to take such action as it deems reasonably necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such third-party claim in the name and on behalf of the indemnified party; provided that any such action shall not harm the Company. The indemnified party shall have the right, at its own cost and expense, to participate in the defense of any third-party claim with counsel selected by it subject to the indemnifying party's right to control the defense thereof. If the indemnifying party elects not to compromise or defend such third-party claim or fails to promptly notify the indemnified party in writing of its election to defend as provided in this Agreement, the indemnified party may, subject to Section 13.02(d), pay, compromise, defend such third-party claim and seek indemnification for any and all Losses based upon, arising from or relating to such third-party claim.

(d)Notwithstanding any other provision of this Agreement, the indemnifying party shall not enter into settlement of any third-party claim without the prior written consent of the indemnified party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 13.02(d). If a firm offer is made to settle a third-party claim without leading to liability, the loss of the Property or the creation of a financial or other obligation on the part of the indemnified party and provides, in customary form, for the unconditional release of each indemnified party from all liabilities and obligations in connection with such third-party claim and the indemnifying party desires to accept and agree to such offer, the indemnifying party shall give written notice to that effect to the indemnified party. If the indemnified party fails to consent to such firm offer within ten (10) Business Days after its receipt of such notice, the indemnifying party shall continue to contest or defend such third-party claim and in such event, the maximum liability of the indemnifying party as to such third-party claim shall not exceed the amount of such settlement offer. If the indemnified party has assumed the defense pursuant to Section 13.02(c), it shall not agree to any settlement without the written consent of the indemnifying party (which consent shall not be unreasonably withheld or delayed).

(e)The Seller shall have no right of contribution or other recourse against the Company or its directors, managers, officers, employees, Affiliates, agents, attorneys, stockholders, members, representatives, assigns or successors for any claim asserted by Purchaser Indemnified Parties, it being acknowledged and agreed that the covenants and agreements of the Company are solely for the benefit of the Purchaser Indemnified Parties.

Section 13.03Exculpation.  Purchaser agrees to look solely to Seller and its assets for the satisfaction of any liability or obligation arising under this Agreement or the transactions contemplated hereby, or for the performance of any of the covenants, warranties, or other agreements contained herein, and further agrees not to sue or otherwise seek to enforce any personal obligation against any of Seller’s Affiliates with respect to any matters arising out of or in connection with this Agreement or the transactions contemplated hereby.

Section 13.04Exclusive Remedies. Except as set forth in Section 9.06, Section 12.01, and ARTICLE XIV, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in ARTICLE XIII.

Section 13.05The provisions of this ARTICLE XIII shall survive the Closing.

ARTICLE XIV   NON-COMPETITION; NON-SOLICITATION; CONFIDENTIALITY AND PRESS RELEASE

Section 14.01Non-Competition; Non-Solicitation; Confidentiality.

(a)For a period of three years from and after the Closing Date, Seller shall not, and shall cause its Affiliates not to, directly or indirectly, own, manage, engage in, operate, control, work for, consult with, render services for, do business with, maintain any interest in (proprietary, financial or otherwise) or participate in the ownership, management, operation or control of, any business, whether in corporate, proprietorship or partnership form or otherwise, engaged in a business within an one hundred fifty (150) mile radius of the Properties that competes with the business of the Company or any of its Affiliates as conducted on the Closing Date (a “Restricted Business”); provided, that the restrictions contained in this Section 14.01(a) shall not restrict (i) the acquisition by Seller, directly or indirectly, of less than 5% of the outstanding capital stock of any publicly traded company engaged in a Restricted Business or (ii) the Seller from operating the business of Smoke on the Water, Inc. as such business is operated on the Closing Date. The Parties specifically acknowledge and agree that the remedy at law for any breach of the foregoing will be inadequate and that Purchaser, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage or posting any bond whatsoever.

(b)For a period of three years from and after the Closing Date, the Seller shall not, and shall cause their directors, officers, employees and Affiliates not to, directly or indirectly: (i) cause, solicit, induce or encourage any employees of the Company or any of its Affiliates to leave such employment or hire, employ or otherwise engage any such individual; or (ii) cause, induce or encourage any actual or prospective tenant, customer, vendor or supplier of the Company or any of its Affiliates (including any existing or former tenants of the Company and any Person that becomes a tenant of the Company after the Closing) or any other Person who has a material business relationship with the Company or any of its Affiliates (except for Seller and Smoke on the Water, Inc.), to terminate or modify any such actual or prospective relationship.

(c)Until the Closing, Purchaser will treat the information disclosed to it by Seller, or otherwise gained through Purchaser’s access to the Properties and the Company’s books and records, as confidential, giving it the same care as Purchaser’s own Confidential Information, and make no use of any such disclosed information not independently known to Purchaser except in connection with the transactions contemplated hereby; provided, however, that Purchaser may, without the consent of Seller, disclose such information: (a) to its partners, members, managers, employees, advisors, consultants, attorneys, accountants, prospective and actual investors, and lenders (the “Transaction Parties”), so long as any such Transaction Parties to whom disclosure is made shall also agree to keep all such information confidential in accordance with the terms hereof; and (b) if disclosure is required by law or a Legal Proceeding, provided that in such event, Purchaser shall notify Seller of such required disclosure, shall exercise all commercially reasonable efforts to preserve the confidentiality of the Confidential Information, including, without limitation, reasonably cooperating with Seller (at Seller’s sole expense) to obtain an appropriate order or other reliable assurance that confidential treatment will be accorded such Confidential Information by such tribunal and shall disclose only that portion of the Confidential Information which Purchaser is legally required to disclose.  Notwithstanding the foregoing, the confidentiality provisions of this Section 14.01 shall not apply to any information or document which: (i) is or becomes generally available to the public other than as a result of a disclosure in violation of this Agreement; (ii) if Purchaser receives such information from a third-party not subject to a confidentiality agreement or (iii) subject to compliance with clause (b) in this Section 14.01 above, is required by law or court order to be disclosed.

(d)From and after the Closing Date, Seller shall not and shall cause such Seller’s Affiliates not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors, managers and employees of the Purchaser or the Company or use or otherwise exploit for its own benefit or for the benefit of anyone other than the Company, any Confidential Information.  Seller shall not have any obligation to keep confidential (or cause Seller’s Affiliates to keep confidential) any Confidential Information if and to the extent disclosure thereof is specifically required by applicable Law (with such “applicable Law” to include, without limitation, information required to be included in filings with the United States Securities and Exchange Commission); provided, that in the event disclosure is required by applicable Law, the Seller shall, to the extent reasonably possible, provide Purchaser with prompt notice of such requirement prior to making any disclosure so that Purchaser may seek an appropriate protective order and cooperate with Purchaser concerning any such protective order sought.

(e)The covenants and undertakings contained in this Section 14.01 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 14.01 will cause irreparable injury to Purchaser, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated.  Accordingly, the remedy at law for any breach of this Section 14.01 will be inadequate.  Therefore, Purchaser will be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 14.01 without the necessity of proving actual damages or posting any bond whatsoever.  The rights and remedies provided by this Section 14.01 are cumulative and in addition to any other rights and remedies which Purchaser may have hereunder or at law or in equity.

(f)The Parties agree that, if any court of competent jurisdiction in a final nonappealable judgment determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 14.01 is unreasonable, arbitrary or against public policy, then a lesser period of time, geographical area, business limitation or other relevant feature which is determined by such court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.

Section 14.02Publicity.  The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by the Seller and Purchaser. Thereafter, each of Seller and Purchaser agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Seller and Purchaser (which consent shall not be unreasonably withheld, conditioned, or delayed), except as may be required by applicable Law or the rules or regulations of any applicable United States securities exchange, the United States Securities and Exchange Commission, or other Governmental Body to which the relevant party is subject or submits, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

ARTICLE XV   GENERAL PROVISIONS

Section 15.01Notices.  Unless specifically stated otherwise in this Agreement, all notices, waivers, and demands required under this Agreement shall be in writing and delivered to all other Parties, at the addresses below, by one of the following methods: (a) hand delivery, whereby delivery is deemed to have occurred at the time of delivery; (b) a nationally recognized overnight courier company, whereby delivery is deemed to have occurred upon delivery; or (d) electronic transmission (facsimile or email, with confirmation of receipt requested) provided that the transmission is completed no later than 4:00 p.m. Pacific Standard Time on a Business Day.

To Purchaser:	Wayne A. Zallen Trust u/a/d/ 10/24/2014 c/o Wayne Zallen 722 W. Dutton Road Eagle Point, OR 97524 Telephone: Facsimile: Email: wildwaynez@gmail.com
with a copy to:	Haynes and Boone, LLP 1050 17th Street Suite 1800 Denver, CO 80265 Telephone: (720) 484-3712 Facsimile: (214) 200-0704 Attn: Alan Talesnick Email: Alan.Talesnick@haynesboone.com

To Seller:	Grow Capital, Inc. 2485 Village View Drive, Suite 180 Henderson, NV 89074 Phone: (702) 830-7919 Attn: Jonathan Bonnette Email:jbonnette@growcapitalinc.com
with a copy to:	Seyfarth Shaw LLP 700 Milam Street, Suite 1400 Houston, Texas 77002 Telephone: (713) 225-2300 Facsimile: (713) 225-2340 Attn: Mark W. Coffin Email: mcoffin@seyfarth.com

Any Party shall change its address for purposes of Section 15.01 by giving written notice as provided in Section 15.01.

All notices and demands delivered by a Party’s attorney on a Party’s behalf shall be deemed to have been delivered by said Party.  Notices shall be valid only if served in the manner provided in this Section 15.01.

Section 15.02Complete Agreement.

(a)Counterparts; Complete Agreement; Amendments.  This Agreement may be executed in counterparts, and when executed by the Parties shall become one integrated agreement enforceable on its terms.  This Agreement and the Zallen Release supersede all prior agreements between the Parties with respect to the subject hereof and all discussions, understandings, offers, and negotiations with respect thereto, whether oral or written.  This Agreement shall not be amended or modified, except in a writing signed by each Party hereto.  If amended or modified as permitted by this Section 15.02(a), the term “Agreement” shall thereafter be read as including all said amendments and modifications.  All exhibits that are referenced in this Agreement or attached to it are incorporated herein and made a part hereof as if fully set forth in the body of the document. If the provisions of this Agreement or the Zallen Release conflict, the provisions of this Agreement shall govern.

(b)Partial Invalidity.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable.

(c)No Waivers.  Any waiver of any provision or of any breach of this Agreement shall be in writing and signed by the Party waiving said provision or breach.  No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof or of any other agreement or provision herein contained.  No extension of time for performance of any obligations or acts shall be deemed an extension of the time for performance of any other obligations or acts.  Effective as of the Closing, any breaches or conditions not waived previously in accordance with this Section 15.02(c) are deemed waived.

Section 15.03Assignment of Agreement; Parties; Successors and Assigns.

(a)No Party may assign or otherwise transfer this Agreement or any of its rights or obligations hereunder or any of the direct or indirect ownership interests in such Party, without first obtaining the other Party’s prior consent and approval thereto, which may not be unreasonably withheld, conditioned or delayed.

(b)This Agreement and all its covenants, terms, and provisions shall be binding on and inure to the benefit of each Party and its successors and assigns.  The terms “Party” and “Parties” include Seller, Purchaser, the Company, their respective constituent entities, and their respective successors, assigns, and legal representatives.  In the event either Seller, Purchaser or the Company is an individual, a “Party” or “Parties” includes that individual’s heirs.

Section 15.04Further Assurances.  Seller and Purchaser each agree to do such things, perform such acts, and make, execute, acknowledge, and deliver such documents as may be reasonably necessary and customary to complete the transactions contemplated by this Agreement.  In particular, at the Closing and through the period that is ninety (90) days following the Closing, Seller and Purchaser each agree to do such things as may be reasonably necessary with respect to the transfer of the operation of the Properties, including with respect to the Service Contracts, Leases, and any other items to be assumed by Purchaser under this Agreement, to complete the transfer of the operation of the Properties.

Section 15.05Interpretation and Construction.

(a)Drafting Party.  The Parties acknowledge that, in connection with negotiating and executing this Agreement, each has had its own counsel and advisors and that each has reviewed and participated in the drafting of this Agreement.   Any uncertainty or ambiguity in this Agreement shall not be construed against either Party.  Any rule of construction that requires any ambiguities to be interpreted against the drafter shall not be employed in the interpretation of: (i) this Agreement; (ii) any exhibits to this Agreement; or (iii) any document drafted or delivered in connection with the transactions contemplated by this Agreement.

(b)Captions.  Any captions or headings used in this Agreement are for convenience only and do not define or limit the scope of this Agreement.

(c)Singular or Plural.  The singular of any term, including any defined term, shall include the plural and the plural of any term shall include the singular.  The use of any pronoun with respect to gender shall include the neutral, masculine, feminine and plural.  The term “Person” or “Persons includes a natural person or any corporation, limited liability company, partnership, trust, or other type of entity validly formed.

Section 15.06Days; Performance on a Saturday, Sunday, or Holiday.  Whenever the term “day” is used in this Agreement, it shall refer to a calendar day unless otherwise specified.  Should this Agreement require an act to be performed or a notice to be given on a Saturday, Sunday, or Holiday, the act shall be performed, or notice given on the following Business Day.

Section 15.07Time Is of the Essence.  The parties hereto acknowledge and agree that, except as otherwise expressly provided in this Agreement, TIME IS OF THE ESSENCE for the performance of all actions (including, without limitation, the giving of notices, the delivery of documents, and the funding of money) required or permitted to be taken under this Agreement.  Whenever action must be taken (including, without limitation, the giving of notice, the delivery of documents, or the funding of money) under this Agreement, prior to the expiration of, by no later than, or on a particular date, unless otherwise expressly provided in this Agreement, such action must be completed by 11:59 p.m. Pacific Standard Time.  However, notwithstanding anything to the contrary herein, whenever action must be taken (including, without limitation, the giving of Notice, the delivery of documents, or the funding of money) under this Agreement prior to the expiration of, by no later than, or on a particular date that is not a Business Day, then such date shall be extended until the immediately following Business Day.

Section 15.08Governing Law; Submission to Jurisdiction; Service of Process.  This Agreement shall be governed and construed in accordance with the laws of the State of Oregon, without giving effect to any choice or conflict of law provision or rule (whether of the State of Oregon or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Oregon.  EACH PARTY HERETO AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE TRIED AND LITIGATED IN STATE OR FEDERAL COURTS LOCATED IN THE STATE OF OREGON, COUNTY OF JACKSON, UNLESS SUCH ACTIONS OR PROCEEDINGS ARE REQUIRED TO BE BROUGHT IN ANOTHER COURT TO OBTAIN SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY.  TO THE EXTENT PERMITTED BY LAW, EACH PARTY HERETO IRREVOCABLY WAIVES ANY RIGHT ANY PARTY HERETO MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS, TO ASSERT THAT ANY PARTY HERETO IS NOT SUBJECT TO THE JURISDICTION OF THE AFORESAID COURTS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS Section 15.08.  SERVICE OF PROCESS, SUFFICIENT FOR PERSONAL JURISDICTION IN ANY ACTION AGAINST ANY PARTY HERETO, MAY BE MADE BY AS SET FORTH IN Section 15.01 ANY SUCH PARTY’S ADDRESS INDICATED IN Section 15.01 HEREOF.

Section 15.09No Offer.  This Agreement shall not be deemed an offer or binding upon Seller or Purchaser until this Agreement is fully executed and delivered by Seller and Purchaser.

Section 15.10Attorneys’ Fees.

(a)Seller and Purchaser each acknowledge that: (i) they have been represented by independent counsel in connection with this Agreement; (ii) they have executed this Agreement with the advice of such counsel; and (iii) this Agreement is the result of negotiations between the parties hereto and the advice and assistance of their respective counsel.

(b)Each Party to this Agreement shall be responsible for all costs it incurs in connection with the preparation, review, and negotiation of this Agreement and the transactions and the Closing contemplated by this Agreement, including any attorneys’ or consultants’ fees.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of September 30, 2019.

PURCHASER:

Wayne A. Zallen Trust u/a/d/ 10/24/2014

By:  /s/ Wayne A. Zallen

Printed Name: Wayne A. Zallen

Title: Trustee

SELLER:

Grow Capital, Inc.,
a Nevada corporation

By:  /s/ Jonathan Bonnette

Name:Jonathan Bonnette

Title:Chief Executive Officer

COMPANY:

WCS Enterprises, LLC,
an Oregon limited liability company

By:  /s/ Jonathan Bonnette

Name:Jonathan Bonnette

Title:Manager

Signature Page to Membership Interest Purchase Agreement